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PACIFIC
SCIENTIFIC                                      NEWS RELEASE
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                                           620 Newport Center Drive, Suite 700
                                          Newport Beach, California 92660-8007
                                            (714) 720-1714  Fax (714) 720-1083
FOR IMMEDIATE RELEASE

CONTACT:    Chuck Burgess/Joele Frank
            Abernathy MacGregor Frank
            (212) 371-5999

                   PACIFIC SCIENTIFIC BOARD TO REVIEW PROMPTLY
                     KOLLMORGEN'S REVISED UNSOLICITED OFFER

         SHAREHOLDERS URGED TO TAKE NO ACTION UNTIL BOARD RECOMMENDATION

NEWPORT BEACH, CA, January 30, 1998 - Pacific Scientific Company (NYSE: PSX) announced today that it has received Kollmorgen Corporation's (NYSE: KOL) revised unsolicited cash tender offer and second-step merger proposal.

Pacific Scientific said that its Board of Directors will promptly review the offer and will make a recommendation to Pacific Scientific shareholders in due course.

The Company urged all Pacific Scientific shareholders to take no action on the revised Kollmorgen offer until Pacific Scientific has publicly announced the recommendation of its Board of Directors. The revised tender offer continues to be for approximately 51% of the outstanding shares of Pacific Scientific common stock and must remain open until at least Friday, February 13, 1998.

Pacific Scientific Company is an international business that designs, manufactures and markets motion control, process control and safety equipment.

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